Exhibit 1.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated [*], 2026, is by and between Optimal AI Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and each of the Purchasers whose names are set forth on the signature pages hereto (individually, a “Purchaser” and collectively, the “Purchasers”). Each of such Purchasers and the Company is sometimes referred to herein each as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to sell to such Purchasers, and such Purchasers desire to purchase from the Company, Class A ordinary shares, par value $0.0001 per share with one vote per share (the “Class A ordinary shares”), in accordance with the terms and provisions of this Agreement;

WHEREAS, the Class A ordinary shares offered and sold by the Company pursuant to the terms of this Agreement are sometimes referred to herein as the “Shares”; and

WHEREAS, the Shares are being offered and sold pursuant to a registration statement on Form F-1 (File No. 333-292484) (as amended from time to time, including any pre-effective or post-effective amendments, the “Registration Statement”) declared effective by the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s initial public offering of Class A Ordinary Shares on a self-underwritten, best-efforts basis, with no minimum offering amount, as more fully described in the prospectus forming a part of such registration statement, as supplemented or amended from time to time in accordance with the Securities Act (the “Prospectus”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and each Purchaser agrees as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Shares. Upon the following terms and conditions, the Company is offering to each Purchaser the number of Shares set forth opposite such Purchaser’s name on such Purchaser’s signature page hereto.

Section 1.2 Purchase Price and Closing. Subject to the terms and conditions hereof, the Company agrees to issue and sell to such Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, such Purchasers, severally but not jointly, agree to purchase the Shares for $1.00 per Class A ordinary shares (the “Purchase Price”), as part of the Company’s registered initial public offering pursuant to the F-1 under the Securities Act. The offering and sale of the Shares shall be conducted on a self-underwritten, best-efforts basis, with no minimum number of Shares required to be sold as a condition to any Closing. The purchase and sale of the Shares may occur from time to time on a rolling or continuous basis (each, a “Closing”), remotely, at such times as (i) this Agreement has been executed by the parties hereto and (ii) the applicable conditions set forth in Section 1.3 hereof have been satisfied or waived with respect to such Closing. The date of each such Closing is referred to herein as a “Closing Date.” At or before each applicable Closing, such Purchasers shall deliver the Purchase Price for the Shares purchased at such Closing by wire transfer in immediately available funds to the Company’s bank account designated by the Company as below:

Name of Company:	Optimal AI Limited
Company Address:	1008 Toa Payoh North #04-12/14/15, Singapore 318996
Company Bank:	[*]
CITIBank Branch:	[*]
Swift Code:	[*]
ABA Routing No:	[*]
Tax ID :	[*]
Account Name:	[*]
Account No:	[*]

No later than three (3) business days following each applicable Closing, the Company shall cause its transfer agent to deliver to each Purchaser a share certificate representing the number of Shares purchased at such Closing or a copy of the book-entry statement evidencing such Purchaser as the holder of such Shares.

Section 1.3 Closing Conditions.

The obligations of the Company to issue and sell the Shares as contemplated by this Agreement shall be subject to the satisfaction, on or before the applicable Closing, of each of the following conditions, provided that any of which may be waived in writing by the Company in its sole discretion:

(a) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Shares shall have been completed.

(b) The Company shall have received payment in full for the Shares to be issued at such applicable Closing.

(c) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of, or materially and adversely alter, the transactions contemplated by this Agreement or imposes any damages or penalties that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by or before any governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise makes illegal the consummation of, or materially and adversely alter, the transactions contemplated by this Agreement or impose any damages or penalties that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to such Purchasers, as of the date hereof and as of each Closing Date, as follows:

(a) Organization and Authority. Each of the Company and its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. Neither the Company nor any of its subsidiaries is in material violation or default of any of the provisions of its respective memorandum and articles of association, certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification, except to the extent that the failure to be so qualified and in good standing would not adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or adversely affect the ability of the Company and its subsidiaries to conduct the business as is currently conducted.

(b) Due Issuance of the Shares. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, the Shares will be validly issued, fully paid and non-assessable, and the Shares shall be free and clear of all encumbrances, except as required by applicable laws, and issued in compliance with all applicable federal, securities laws and pursuant to an effective registration statement under the Securities Act.

(c) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite actions on its part.

(d) Noncontravention. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or any of its subsidiaries is subject. To the Company’s best knowledge, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor compliance by the Company with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, it.

(e) Filings, Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority, except such as have been obtained, made, given or will be made promptly hereafter in connection with the effectiveness of the Registration Statement and any required filing or notification with the Securities and Exchange Commission and any applicable securities exchange or quotation system.

(f) Registered Offering. The Shares are being offered and sold pursuant to the Registration Statement, and the offer and sale of the Shares have been conducted in compliance in all material respects with applicable securities laws.

Section 2.2 Representations and Warranties of such Purchasers. Each Purchaser hereby makes the following representations and warranties to the Company as of the date hereof, with respect solely to itself and not with respect to any other Purchaser:

(a) Authority. Each Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by such Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by each Purchaser of this Agreement and the performance by such Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. This Agreement has been duly executed and delivered by each Purchaser and constitutes such Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents. Neither the execution and delivery by such Purchaser of this Agreement nor the consummation by such Purchaser of any of the transactions contemplated hereby nor the performance by it of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.

(d) No Conflict. Neither the execution and delivery by such Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by it with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, such Purchaser.

(e) Status and Investment Intent.

(i) Experience. Each Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Each Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. Each Purchaser is acquiring the Shares for his own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. Such Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Shares in violation of the Securities Act or other applicable laws.

(f) Not an Affiliate. Such Purchaser is not an officer, director or “affiliate” (as that term is defined in Rule 415 of the Securities Act) of the Company.

ARTICLE III

COVENANTS; MISCELLANEOUS

Section 3.1 No Shorting or Lending of Shares. Such Purchasers shall not (i) engage in any short-selling activities involving the Class A Ordinary Shares, or (ii) lend the Shares to any third party.

Section 3.2 Reserved .

Section 3.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares hereunder for the purposes described under “Use of Proceeds” in the Registration Statement.

Section 3.4 Reserved.

Section 3.5 Termination. This Agreement may not be terminated except by mutual agreement of the Parties. Nothing in this Section 3.5 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

Section 3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

Section 3.7 Consent to Jurisdiction. Each of the Company and such Purchaser hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

Section 3.8 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.9 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns.

Section 3.10 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or such Purchaser without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 3.11 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Parties to whom notice is to be given, on the date sent if sent by email, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed. The address of each Purchaser for such notices and communications shall be as set forth on the signature pages attached hereto. If to the Company, at:

1008 Toa Payoh North #04-12/14/15

Singapore 318996

Attn: Lai Kee Chwee

Email: kclai@optimalgroup.sg

Any Party may change its address for purposes of this Section 3.11 by giving the other Party a written notice of the new address in the manner set forth above.

Section 3.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 3.14 Fees and Expenses. Each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 3.15 Public Announcements. Such Purchaser shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company, except that nothing herein shall prohibit (i) disclosures required by applicable law, regulation, stock exchange rules or orders of any governmental authority, or (ii) disclosures made in filings with the U.S. Securities and Exchange Commission or other regulatory authorities in connection with the Company’s public offering of the Shares.

Section 3.16 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof. Accordingly, each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.17 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.18 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and delivery of an executed counterpart of this Agreement by electronic transmission (including PDF or electronic signature) shall be effective as delivery of a manually executed counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

OPTIMAL AI LIMITED

By:
Name:	Lai Kee Chwee
Title:	Director, Chief Executive Officer, and Chairman of the Board of Directors

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PURCHASER SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory: -

Address for Notice to Purchaser:

Investment Amount:

Number of Class A ordinary shares: